EXHIBIT 99.1

Lowell Farms Inc. Announces Audited Fourth Quarter and Fiscal Year 2023 Financial and Operational Results

SALINAS, Calif., March 28, 2024 (GLOBE NEWSWIRE) -- Lowell Farms Inc. (the “Company”) (CSE: LOWL; OTCQX: LOWLF), a California cannabis company with advanced distribution and production capabilities including extraction, manufacturing, sales and brand management, announces audited revenue and operating results for the fourth quarter and fiscal year (ended December 31, 2023). All figures stated are in US Dollars.

Fourth Quarter and Fiscal Year Financial Highlights:

  Net revenue generated for the quarter ended December 31, 2023 decreased 19% to $7.5 million, as compared to $9.3 million for the fourth quarter last year. Net revenue increased 21% from $6.2 million in the third quarter of 2023. Net revenue for the year ended December 31, 2023 was $28.3 million, down 35% for the year ended December 31, 2022.
    CPG revenue decreased 19% for the quarter ended December 31, 2023 compared to the quarter ended December 31, 2022 and increased 5% compared to the third quarter of 2023.
    Bulk Product revenue from self-grown wholesale products decreased 28% for the quarter ended December 31, 2023 compared to the quarter ended December 31, 2022 and increased 66% compared to the third quarter of 2023.
    LFS revenue from drying, curing and trimming cannabis plants increased 67% for the quarter ended December 31, 2023 compared to the quarter ended December 31, 2022 and increased 102% compared to the third quarter of 2023.
  Gross margin for the year ended December 31, 2023 was negative 26.3% representing a gross loss of $7.4 million and adversely impacted by exiting the cultivation facility.
  Operating loss for the year ended December 31, 2023 was $17.6 million, compared to operating loss of $17.1 million for the year ended December 31, 2022.
  Net loss was $13.1 million for the quarter ended December 31, 2023, compared to a net loss of $11.1 million for the quarter ended December 31, 2022, and a net loss of $20.2 million for the third quarter of 2023. Net loss for the year ended December 31, 2023 was $37.3 million, compared to net loss of $24.6 million for the year ended December 31, 2022. During the year ended December 31, 2023, there was impairment expense including $13.2 million related to the Lowell Brand intangible assets, $9.1 million related to long lived assets at the cultivation facility and $1.9 million of other intangible assets.
  Adjusted EBITDA for the quarter ended December 31, 2023 was negative $4.1 million compared to adjusted EBITDA of negative $4.1 million for the quarter ended December 31, 2022 and adjusted EBITDA of negative $1.3 million for the third quarter of 2023. Adjusted EBITDA for the year ended December 31, 2023 was negative $7.7 million compared to negative $9.5 million for the year ended December 31, 2022. Adjusted EBITDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Information” below for further information and a detailed reconciliation to Net Loss, the closest comparable GAAP measure.
Revenue Summary ($’s in ‘000)

				Q4’23 vs Q3’23
	Q4’22	Q3’23	Q4’23	Growth
CPG Revenues	$5,682	$4,369	$4,582	5%
Bulk Product	$2,768	$1,196	$1,984	66%
LFS	$549	$455	$918	102%
Out-of-State Licensing	$289	$192	$11	-94%
Total	$9,288	$6,212	$7,495	21%

"As we move through 2024, Lowell stands today as a restructured company. The challenges of the past year have been formidable, but our team's resilience and determination have propelled us through,” said Co-Founder and Chief Executive Officer Mark Ainsworth. “Our strategic decisions have now positioned us favorably and we expect to see a positive impact on the company in the quarters ahead. With our focus sharpened and our foundation strengthened, we are grateful to remain in this ever-evolving landscape that is the California cannabis industry."

Subsequent events to the fourth quarter ended December 31, 2023:

  Lowell Farms Announces Termination of the Zabala Road Lease, January 17, 2024
    https://ir.lowellfarms.com/news-events/press-releases/detail/118/lowell-farms-inc-announces-termination-of-the-zabala-road
    In January 2024, the Company surrendered possession of the cultivation facility.
      Lowell developed relationships with local cannabis growers whereby flower and biomass quantities are readily available at competitive prices to ensure availability of the portfolio products remain consistent.
  Lowell Farms Appoints Jamie Schniedwind as Chief Financial Officer, February 14, 2024
    https://ir.lowellfarms.com/news-events/press-releases/detail/119/lowell-farms-inc-appoints-jamie-schniedwind-as-chief

Operational Highlights and Ongoing Initiatives:

  Cultivation
    Lowell Farms saw flower product totaling 5,367 lbs during the fourth quarter of 2023 in comparison to 8,275 lbs in the fourth quarter of 2022.
      The Company harvested 40 times in the fourth quarter of 2023; in contrast to 41 harvests in the fourth quarter of 2022.
      The average turn time for the flowering rooms remained consistent with 60 days in the fourth quarter of 2023 compared to 58 days in the fourth quarter of 2022.
      Average potency was 23% in the fourth quarter of 2023 compared to 28% in the fourth quarter of 2022.
  Lowell Farm Services
    Lowell Farms processing facility in Salinas Valley.
      In the fourth quarter of 2023 the Company generated revenue of approximately $0.9 million associated with Lowell Farm Services in comparison to $0.5 million in the fourth quarter of 2022 with 2023 YTD revenue of $1.6 million. LFS revenue includes sales of third party bulk flower.
      Lowell Farm Services processed approximately 116,762 pounds of wet weight third-party flower in the fourth quarter of 2023 yielding approximately 5,720 pounds of finished flower compared to 70,000 pounds in Q4 2022.
  California Market Trends
    Owned Brands
      Sales of owned brands generated revenue of $3.7 million in the fourth quarter ended December 31, 2023, while revenues for the year ended December 31, 2023 totaled approximately $15.4 million compared to approximately $27.7 million for the year ended December 31, 2022.
        Contributing factors include significant decrease in California market purchasing trends and instability in flower purchase price.
        Due to these factors, House Weed declined by 82%, with approximately $19 million in sales for the year ended December 31, 2022 versus $3.5 million for the year ended December 31, 2023.
        Moon and Original Pot Co., two edible brands in the owned portfolio were largely out of the market for over three quarters in 2023 and have since been active in the first quarter of 2024.
    Third-Party Brands
      During the year ended December 31, 2023, the Company re-engaged the third-party brand model strategy and pursued like minded brands to increase revenues and maximize operational efficiency.
        By the end of the quarter ended December 31, 2023, Lowell had brought on 16 additional third-party brands to round the offerings to dispensary partners.
        Notably, Lowell placed these third-party brands in over 650 dispensaries throughout California.
        Sales of third-party brands generated revenue of approximately $2.5 million for the year ended December 31, 2023 compared to a negligible amount of revenue for the year ended December 31, 2022.
  Distribution and Sales Capabilities:
    The average delivery drop value has decreased year-over-year by 21.9% to approximately $3,809 in the fourth quarter of 2023 from $4,879 in the fourth quarter of 2022.

Q4 and Year End Financial Results Earnings Conference Call Details:
The conference call with management at 8:30 a.m. EDT on Thursday, March 28, can be accessed using the following dial-in information:

U.S. and Canadian Toll Free:	1-800-274-8461
International:	1-203-518-9814
Webcast:	Link here

Please dial-in at least 10 minutes before the call to register.

The conference call will be webcast live and archived on the investor relations section of the Lowell Farms website at https://ir.lowellfarms.com/.

ABOUT LOWELL FARMS INC.
Lowell Farms Inc. (CSE:LOWL; OTCQX:LOWLF) (the “Company”) is a California-based cannabis company with advanced production capabilities supporting the supply chain, including extraction, manufacturing, brand sales, marketing, and distribution. Lowell Farms has an exclusive portfolio of award-winning brands, including Lowell Herb Co, House Weed, Moon, Cypress Cannabis, and Original Pot Co. for licensed retailers statewide.

Lowell Farms Inc. Media Contact
pr@lowellfarms.com

Lowell Farms Inc. Investor Relations Contact
Bill Mitoulas
416.479.9547
ir@lowellfarms.com

Lowell Farms Inc. Company Contact
Mark Ainsworth
ir@lowellfarms.com

Forward-Looking Information and Statements
This news release contains certain "forward-looking information" within the meaning of applicable Canadian securities legislation and may also contain statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking information and forward-looking statements are not representative of historical facts or information or current conditions, but instead represent only the Company’s beliefs regarding future events, plans or objectives, many of which, by their nature, are inherently uncertain and outside of the Company’s control. Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or may contain statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "will continue", "will occur" or "will be achieved.” The forward-looking information and forward-looking statements contained herein may include, but are not limited to, the anticipated growth of Lowell Farm Services and the ability of the Company to successfully achieve its business objectives and expectations for other economic, business, and/or competitive factors. There can be no assurance that such forward-looking information and statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such forward-looking information and statements. This forward-looking information and statements reflect the Company’s current beliefs and are based on information currently available to the Company and on assumptions the Company believes are reasonable.

Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking information. Such risks and other factors may include, but are not limited to: general business, economic, competitive, political and social uncertainties; general capital market conditions and market prices for securities; operating and development costs; competition; changes in legislation or regulations affecting the Company; the timing and availability of external financing on acceptable terms; the available funds of the Company and the anticipated use of such funds; favorable production levels and outputs; the stability of pricing of cannabis products; the level of demand for cannabis product; the availability of third-party service providers and other inputs for the Company’s operations; lack of qualified, skilled labor or loss of key individuals; and risks and delays resulting from the COVID-19 pandemic. A description of additional assumptions used to develop such forward-looking information and a description of additional risk factors that may cause actual results to differ materially from forward-looking information can be found in the Company’s disclosure documents, such as the Company’s annual information form filed on the SEDAR website at www.sedar.com and the Company's Form 10 filed on the SEC website at www.sec.com. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Readers are cautioned that the foregoing list of factors is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking information as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Forward-looking information contained in this news release is expressly qualified by this cautionary statement.

The forward-looking information contained in this news release represents the expectations of the Company as of the date of this news release and, accordingly, is subject to change after such date. However, the Company expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities law.

Neither the Canadian Securities Exchange nor its Regulation Service Provider has reviewed, or accepts responsibility for the adequacy or accuracy of, the content of this news release.

Use of Non-GAAP Financial Information

EBITDA is net income (loss), excluding the effects of income taxes (recovery); net interest expense; depreciation and amortization; and adjusted EBITDA also includes noncash fair value adjustments on investments; unrealized foreign currency gains/losses; share-based compensation expense; and other transactional and special expenses, such as out-of-period insurance recoveries and acquisition costs and expenses related to the markup of acquired finished goods inventory, which are inconsistent in amount and frequency and are not what we consider as typical of our continuing operations. Management believes this measure provides useful information as it is a commonly used measure in the capital markets and as it is a close proxy for repeatable cash generated by operations. We use adjusted EBITDA internally to understand, manage, make operating decisions related to cash flow generated from operations and evaluate our business. In addition, we use adjusted EBITDA to help plan and forecast future periods.

This measure is not necessarily comparable to similarly titled measures used by other companies.

A reconciliation of this measure to Net Loss is provided below.

LOWELL FARMS INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$2,311	$1,098
Accounts Receivable - net of allowance for doubtful accounts of $959 and $1,053 at December 31, 2023 and December 31, 2022, respectively	2,620	4,163
Inventory	4,760	10,779
Prepaid expenses and other current assets	2,397	1,522
Total current assets	12,088	17,562
Property and equipment, net	4,099	31,284
Right of use assets, net	18,327	27,362
Other intangibles, net	2,544	42,202
Other assets	555	413

Total assets	$37,613	$118,823

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,314	$2,307
Accrued payroll and benefits	363	350
Notes payable, current portion	3	282
Lease obligation, current portion	1,990	2,659
Convertible debentures	-	21,398
Other current liabilities	1,943	3,654
Total current liabilities	8,613	30,650
Notes payable	-	3
Lease obligation	17,522	31,340
Convertible debentures	-	-
Mortgage obligation	-	8,713
Total liabilities	26,135	70,706
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Share capital	192,445	191,742
Accumulated deficit	(180,967)	(143,625)
Total stockholders' equity	11,478	48,117

Total liabilities and stockholders' equity	$37,613	$118,823

LOWELL FARMS INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Years Ended
	December 31,	December 31,
	2023	2022
Net revenue	$28,265	$43,535
Cost of goods sold	35,707	45,376

Gross profit (loss)	(7,442)	(1,841)

Operating expenses
General and administrative	7,302	9,553
Sales and marketing	2,397	5,274
Depreciation and amortization	421	448
Total operating expenses	10,120	15,275

Loss from operations	(17,562)	(17,116)

Other income/(expense)
Other income (expense)	8,541	2,455
Unrealized loss on change in fair value of investment	(28)	(109)
Impairment expense of long-lived assets	(24,295)	(3,240)
Interest expense	(3,837)	(6,363)
Total other income (expense)	(19,619)	(7,257)

Loss before provision for income taxes	(37,181)	(24,373)
Provision for income taxes	161	191
Net loss	$(37,342)	$(24,564)

Net loss per share:
Basic	$(2.71)	$(2.17)
Diluted	$(2.71)	$(2.17)
Weighted average shares outstanding:
Basic	13,790	11,318
Diluted	13,790	11,318

LOWELL FARMS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,	December 31,
	2023	2022
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(37,342)	$(24,564)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,117	7,376
Amortization of debt issuance costs	712	937
Share-based compensation expense	231	564
Provision for doubtful accounts	616	517
Loss on sale of assets	-	59
Gain on sale leaseback	(3,004)	-
Gain on lease settlement	(880)	-
Unrealized loss (gain) on change in fair value of investments	28	109)
Impairment expense	24,295	3,240
Gain on lease termination	(5,020)	-
Changes in operating assets and liabilities:
Accounts receivable	927	3,542
Inventory	6,019	2,564
Prepaid expenses and other current assets	2,731	454
Other assets	(270)	(106)
Operating lease liabilities	(443)	-
Accounts payable and accrued expenses	242	(1,136)
Net cash used in operating activities	$(6,041)	$(6,444)
CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from asset sales	$-	$60
Purchases of property and equipment	(135)	(4,250)
Acquisition of business assets, net	-	-
Net cash used in investing activities	$(135)	$(4,190)
CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from convertible notes, net of financing costs	$-	$6,552
Principal payments on finance lease obligations	(1,527)	(2,497)
Payments on notes payable	(75)	(210)
Proceeds from sale leaseback	8,991	-
Issuance costs related to subordinate voting share offering	-	-
Proceeds from exercise of warrants and options	-	-
Net cash provided by financing activities	$7,389	$3,845

Change in cash and cash equivalents	$1,213	$(6,789)
Cash and cash equivalents-beginning of year	1,098	7,887
Cash, cash equivalents-end of period	$2,311	$1,098

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$3,689	$4,215
Cash paid during the period for income taxes	$87	$171

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES
Purchase of property and equipment not yet paid for	$7	$819
Issuance of subordinate voting shares to acquire purchase rights	$-	$1,800
Issuance of subordinate voting shares in convertible debenture repurchase	$2,027	$-

The table below reconciles Net Loss to Adjusted EBITDA
 for the periods indicated.

LOWELL FARMS INC.
EBITDA - Non-GAAP measure

	Three Months Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
(in thousands)	2023	2022	2023	2022
Net loss	$(13,059)	$(11,114)	$(37,342)	$(24,564)
Interest expense(2)	(567)	1,495	3,837	5,499
Provision for income taxes	1	(34)	161	191
Depreciation and amortization in cost of goods sold	861	1,904	4,696	6,320
Depreciation and amortization in operating expenses	105	107	421	448
Depreciation and amortization in other income (expense)		190	-	608
EBITDA(1)	(12,659)	(7,452)	(28,227)	(11,498)
Investment and currency losses	-	7	30	130
Goodwill Impairment		3,240
Inventory revaluation	-	-	(157)	-
Impairment Expense	2,267	-	2,267	3,240
Debt Repurchase Charges(3)	(548)	-	13,477	-
Impairment on Cultivation Facility	6,822	-	6,822	-
Share-based compensation	38	137	231	564
Other charges(2) (4) (5)			(2,161)	(1,984)
Adjusted EBITDA(1)	$(4,080)	$(4,068)	$(7,718)	$(9,548)

(1) Non-GAAP measure
(2) In 2022, net of $864 of financing charges related to the ERC claim, reclassified from interest expense on the Condensed Consolidated Statements of Income (Loss) to transaction and other special charges in the Adjusted EBITDA table.

(3) Comprised of $13,245 of impairment charges on intangible assets and $232 of legal expenses incurred in the year ending December 31, 2023 related to the debt settlement and asset sale. All charges were included in other income (expense) on the Condensed Consolidated Statements of Income (Loss).

(4) For the year ended December 31, 2023, reflects a one time, non-recurring adjustment to prior period yield and processing variances on the Company’s processing facility, included in cost of goods sold on the Condensed Consolidated Statements of Income (Loss)

(5) Includes a $3,884 gain on lease transactions during the year. All charges were included in other income (expense) on the Condensed Consolidated Statements of Income (Loss).